Exhibit 99.1

NOG Announces Fourth Quarter and Full Year 2021 Results

HIGHLIGHTS

•Fourth quarter production of 64,155 Boe per day (59.2% oil), an increase of 11% from the third quarter of 2021
•Fourth quarter GAAP cash flow from operations of $133.1 million. Excluding changes in net working capital, cash flow from operations was $158.0 million, an increase of 29% from the third quarter of 2021
•Total capital expenditures of $83.7 million during the fourth quarter, excluding previously-announced non-budgeted acquisitions
•Free Cash Flow (non-GAAP) of $70.7 million during the fourth quarter, post-preferred stock dividends, increased 28% from the third quarter of 2021. See “Non-GAAP Financial Measures” below
•Initiates 2022 production guidance of 70,000 - 75,000 Boe per per day, with $350 - $415 million total planned capital expenditures
•Closed Veritas acquisition in the Permian Basin, largest acquisition in NOG’s history, on January 27, 2022
•Announced a Base Dividend Growth plan in December 2021, highlighted by planned 20% average dividend growth per quarter through 2023
•Retired $7.2 million in face value of Convertible Preferred Stock

MINNEAPOLIS (BUSINESS WIRE) - February 24, 2022 - Northern Oil and Gas, Inc. (NYSE: NOG) (“Northern,” or “NOG”) today announced the company’s fourth quarter and full year 2021 results.

MANAGEMENT COMMENTS

“2021 was a truly transformational year for NOG,” commented Nick O’Grady, NOG’s Chief Executive Officer. “We enter 2022 with a stronger asset base and balance sheet, and with a formalized plan of increasing shareholder returns. We are an increasingly diversified, balanced business, with opportunities to self-fund accretive growth while steadily increasing returns to our shareholders.”

FINANCIAL RESULTS

Oil and natural gas sales for the fourth quarter were $332.4 million, an increase of 28% over the third quarter. Fourth quarter GAAP net income was $171.1 million or $2.13 per diluted share. Fourth quarter Adjusted Net Income was $87.0 million or $1.06 per diluted share, an increase of $35.7 million or $0.64 per diluted share over the prior year. Adjusted EBITDA in the fourth quarter was $175.3 million, an increase of 29% over the third quarter.

Oil and natural gas sales for full year 2021 were $975.1 million, an increase of 201% over full year 2020. Full year 2021 Adjusted Net Income was $256.3 million or $3.49 per diluted share. Full year 2021 GAAP net loss was $8.4 million or $0.13 per diluted share. Full year 2021 Adjusted EBITDA was $543.0 million, an increase of 54% over the prior year. (See “Non-GAAP Financial Measures” below.)

PRODUCTION

Fourth quarter production was 64,155 Boe per day, an 11% increase from the third quarter. Oil represented 59.2% of production in the fourth quarter. NOG had 12.1 net wells turned online during the fourth quarter, compared to 6.5 net wells turned online in the third quarter of 2021. NOG saw production outperform internal expectations in the fourth quarter, most notably in its Appalachian properties. Full year 2021 production was 53,792 Boe per day, above the high end of NOG’s 2021 guidance.

PRICING

During the fourth quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $77.31 per Bbl, and NYMEX natural gas at Henry Hub averaged $4.74 per Mcf. NOG’s unhedged net realized oil price in the fourth quarter was $71.67 per Bbl, representing a $5.64 differential to WTI prices. NOG’s fourth quarter unhedged net realized gas price was $5.68 per Mcf, representing approximately 120% realizations compared with Henry Hub pricing.

For full year 2021, NOG’s realized oil differential was $5.15 per Bbl. NOG’s full year unhedged net realized gas price was $4.57 per Mcf, representing approximately 119% realizations compared with Henry Hub pricing.

OPERATING COSTS

Lease operating costs were $50.6 million in the fourth quarter of 2021, or $8.57 per Boe, an increase of 5% on a per unit basis compared to the third quarter. The increase in unit costs was primarily driven by the acquisition of higher unit cost production in the Williston Basin. Continued high NGL prices, which results in higher processing charges, also increased unit costs, but was more than offset by higher natural gas revenues.

Fourth quarter general and administrative (“G&A”) costs totaled $10.5 million, which includes non-cash stock-based compensation. Cash G&A costs totaled $9.1 million or $1.54 per Boe in the fourth quarter, which included certain transaction costs associated with our Permian and Williston acquisitions. Excluding approximately $2.0 million of such transaction costs, remaining cash G&A was $7.1 million, or $1.20 per Boe.
CAPITAL EXPENDITURES AND ACQUISITIONS

Capital spending for the fourth quarter, excluding non-budgeted acquisitions, was $83.7 million. This was comprised of $49.1 million of organic drilling and completion (“D&C”) capital and $34.6 million of total acquisition spending and other items, inclusive of ground game D&C spending. NOG had 12.1 net wells turned online in the fourth quarter. Wells in process totaled 42.5 net wells as of December 31, 2021. On the ground game acquisition front, NOG closed on 9 transactions during the fourth quarter totaling 9.6 net wells, and 317 net mineral acres. Total 2021 capital expenditures, excluding non-budgeted acquisitions, were $253.4 million, slightly above NOG’s guidance for 2021 driven by significant ground game opportunities executed and an acceleration of completion activity in the fourth quarter.

RESERVES
Total proved reserves at December 31, 2021, increased 135% from year-end 2020 to 287.7 million barrels of oil equivalent (59% proved developed) with an associated pre-tax PV-10 value of $3.3 billion (72% proved developed) at SEC Pricing. Total reserve replacement ratio was 270%, excluding acquired reserves. NOG’s PV-10 and proved reserve values at year-end 2021 do not include the recently closed Veritas transaction. The Veritas assets had an audited year-end 2021 proved reserve PV-10 value of $428 million at SEC Pricing. NOG’s year-end 2021 proforma PV-10 inclusive of Veritas was $3.8 billion. The reserves are calculated under SEC guidelines relating to both commodity price assumptions and a maximum five year drill schedule. The SEC Pricing used as of December 31, 2021, after adjustment to reflect applicable transportation and quality differentials, was $62.25 per barrel of oil and $3.37 per Mcf of natural gas, significantly below current price levels. See “Non-GAAP Financial Measures” below regarding PV-10 value.

LIQUIDITY, CAPITAL RESOURCES, AND RECENT ACQUISITIONS

As of December 31, 2021, NOG had $9.5 million in cash and $55.0 million of borrowings outstanding on its revolving credit facility. NOG had total liquidity of $704.5 million as of December 31, 2021, consisting of cash and committed borrowing availability under the revolving credit facility. Additionally, NOG had $40.7 million in an escrow account as of December 31, 2021, as a deposit on the Veritas acquisition that was signed in November 2021 and closed in January 2022.

In November 2021, NOG executed both common equity and senior debt offerings. NOG issued 11.0 million shares of common equity for gross proceeds of $220.0 million. NOG also raised $213.5 million of gross proceeds, plus accrued interest, by issuing $200 million of principal amount of 8.125% Senior Unsecured Notes due 2028 at 106.75% of par value. With the net proceeds from these transactions, NOG retired debt under its existing revolving credit facility and, ultimately, closed on the Comstock and Veritas acquisitions described below.

On November 16, 2021, NOG paid the adjusted cash purchase price of $154.0 million to close its Comstock acquisition, funded by the $7.7 million deposit previously paid, cash on hand and borrowings on its revolving credit facility. The cash consideration included typical closing adjustments, and remains subject to final post-closing settlement between NOG and the seller.

On January 27, 2022, NOG paid the adjusted cash purchase price of $419.4 million to close its Veritas acquisition, funded by the $40.7 million deposit previously paid, cash on hand and borrowings on its revolving credit facility. The cash consideration included typical closing adjustments, and remains subject to final post-closing settlement between NOG and the seller. NOG also issued approximately 1.9 million common stock warrants to Veritas as additional purchase consideration.

STOCKHOLDER RETURNS

On November 11, 2021, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.08 per share for stockholders of record as of December 30, 2021, which was paid on January 31, 2022. This represented a 78% increase from the prior quarter.

On February 1, 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.14 per share for stockholders of record as of March 30, 2022, which will be paid on April 29, 2022. This represented a 75% increase from the fourth quarter.

In February 2022, NOG repurchased $7.2 million of liquidation preference value of its 6.500% Series A Perpetual Cumulative Convertible Preferred Stock from three separate holders. These repurchases are expected to reduce NOG’s annual preferred dividend payments by approximately $467,000 and additionally reduce NOG’s diluted common stock share count by approximately 316,000 shares.

2022 ANNUAL GUIDANCE

NOG anticipates approximately 70,000 - 75,000 Boe per day of production in 2022, an increase of approximately 35% at the midpoint from 2021 levels. NOG currently expects total capital spending in the range of $350 - $415 million for 2022. NOG expects approximately 45% of its 2022 budget to be spent on the Williston, 45% on the Permian, and the remaining 10% on the Appalachian and other.

2022 Guidance
Annual Production (Boe per day)	70,000 - 75,000
Oil as a Percentage of Sales Volumes	59.5 - 61.5%
Total Capital Expenditures ($ in millions)	$350 - $415
Net Wells Added to Production	48 - 52

Operating Expenses and Differentials
Production Expenses (per Boe)	$8.50 - $8.85
Production Taxes (as a percentage of Oil & Gas Sales)	8.0 - 9.0%
Average Differential to NYMEX WTI (per Bbl)	($5.75) - ($6.25)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	100% - 110%

General and Administrative Expense (per Boe):
Non-Cash	$0.20 - $0.30
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.85

PROVED RESERVES AS OF DECEMBER 31, 2021

	SEC Pricing Proved Reserves(1)
	Reserve Volumes				PV-10(3)
Reserve Category	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)(2)	%	Amount (In thousands)	%
PDP Properties	84,920	491,852	166,895	58	$2,328,766	70
PDNP Properties	2,585	6,706	3,703	1	71,209	2
PUD Properties	43,890	439,165	117,084	41	941,114	28
Total	131,395	937,723	287,682	100	$3,341,089	100
_____  ___________

(1)The SEC Pricing Proved Reserves table above values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2021 based on average prices of $66.56 per barrel of oil and $3.60 per MMbtu of natural gas.  Under SEC guidelines, these prices represent the average prices per barrel of oil and per MMbtu of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period.  The average resulting price used as of December 31, 2021, after adjustment to reflect applicable transportation and quality differentials, was $62.25 per barrel of oil and $3.37 per Mcf of natural gas.
(2)Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.
(3)Pre-tax PV10%, or “PV-10,” may be considered a non-GAAP financial measure as defined by the SEC. See “Non-GAAP Financial Measures” below.

FOURTH QUARTER 2021 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended December 31,
	2021	2020	% Change
Net Production:
Oil (Bbl)	3,492,556	2,508,618	39%
Natural Gas and NGLs (Mcf)	14,458,119	4,675,896	209%
Total (Boe)	5,902,243	3,287,934	80%

Average Daily Production:
Oil (Bbl)	37,963	27,268	39%
Natural Gas and NGL (Mcf)	157,153	50,825	209%
Total (Boe)	64,155	35,738	80%

Average Sales Prices:
Oil (per Bbl)	$71.67	$35.69	101%
Effect of Gain on Settled Derivatives on Average Price (per Bbl)	(15.71)	14.51
Oil Net of Settled Derivatives (per Bbl)	55.96	50.20	11%

Natural Gas and NGLs (per Mcf)	5.68	2.13	167%
Effect of Gain (Loss) on Settled Derivatives on Average Price (per Mcf)	(1.33)	(0.20)
Natural Gas Net of Settled Derivatives (per Mcf)	4.35	1.93	125%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	56.31	30.27	86%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	(12.60)	10.79
Realized Price on a Boe Basis Including Settled Commodity Derivatives	43.72	41.06	6%

Costs and Expenses (per Boe):
Production Expenses	$8.57	$8.58	—%
Production Taxes	4.25	2.75	55%
General and Administrative Expense	1.77	1.33	33%
Depletion, Depreciation, Amortization and Accretion	7.25	9.97	(27)%

Net Producing Wells at Period End	680.8	475.1	43%

FULL YEAR 2021 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Years Ended December 31,
	2021	2020	% Change
Net Production:
Oil (Bbl)	12,288,358	9,361,138	31%
Natural Gas and NGLs (Mcf)	44,073,941	16,473,287	168%
Total (Boe)	19,634,015	12,106,686	62%

Average Daily Production:
Oil (Bbl)	33,667	25,577	32%
Natural Gas and NGL (Mcf)	120,751	45,009	168%
Total (Boe)	53,792	33,078	63%

Average Sales Prices:
Oil (per Bbl)	$62.94	$32.61	93%
Effect of Gain (Loss) on Settled Oil Derivatives on Average Price (per Bbl)	(10.17)	20.08
Oil Net of Settled Oil Derivatives (per Bbl)	52.77	52.69	—%

Natural Gas and NGLs (per Mcf)	4.57	1.14	301%
Effect of Gain (Loss) on Settled Natural Gas Derivatives on Average Price (per Mcf)	(0.92)	0.02
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	3.65	1.16	215%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	49.66	26.77	86%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	(8.45)	15.55
Realized Price on a Boe Basis Including Settled Commodity Derivatives	41.21	42.32	(9)%

Costs and Expenses (per Boe):
Production Expenses	$8.70	$9.61	(9)%
Production Taxes	3.92	2.46	59%
General and Administrative Expenses	1.55	1.53	1%
Depletion, Depreciation, Amortization and Accretion	7.17	13.39	(46)%

Net Producing Wells at Period-End	680.8	475.1	43%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after December 31, 2021.

Crude Oil Commodity Derivative Swaps
Contract Period	Volume (Bbls)	Volume (Bbls/Day)	Weighted Average Price (per Bbl)
2022:
Q1	2,690,980	29,900	$60.68
Q2	2,598,000	28,549	$60.80
Q3	2,559,900	27,825	$60.02
Q4	2,398,900	26,075	$59.54
2023(1):
Q1	1,131,750	12,575	$64.07
Q2	923,650	10,150	$65.38
Q3	581,900	6,325	$66.96
Q4	572,700	6,225	$66.57
2024(1):
Q1	136,500	1,500	$64.65
Q2	136,500	1,500	$64.19
Q3	138,000	1,500	$63.51
Q4	138,000	1,500	$62.96
_____________

(1)This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. For additional information, see Note 12 to our financial statements included in our Form 10-K filed with the SEC for the year ended December 31, 2021.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after December 31, 2021.

Natural Gas Commodity Derivative Swaps
Contract Period	Gas (MMBTU)	Volume (MMBTU/Day)	Weighted Average Price (per Mcf)

2022(1):
Q1	6,814,132	75,713	$3.25
Q2	8,715,000	95,769	$3.11
Q3	9,660,000	105,000	$3.18
Q4	8,880,000	96,522	$3.48
2023:
Q1	5,690,000	63,222	$3.78
Q2	1,840,000	20,220	$3.34
Q3	1,840,000	20,000	$3.43
Q4	1,437,000	15,620	$3.50
2024:
Q1	630,000	6,923	$3.22
Q2	644,000	7,077	$3.22
Q3	644,000	7,000	$3.22
Q4	427,000	4,641	$3.22
_____________

(1)This table does not include volumes subject to collars. This table also does not include basis swaps. For additional information, see Note 12 to our financial statements included in our Form 10-K filed with the SEC for the year ended December 31, 2021.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Cash Received (Paid) on Derivatives	$(74,353)	$35,482	$(165,823)	$188,234
Non-Cash Gain (Loss) on Derivatives	61,170	(84,923)	(312,370)	39,878
Gain (Loss) on Derivative Instruments, Net	$(13,183)	$(49,441)	$(478,193)	$228,112

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$49.1	$161.8
Ground Game Drilling and Development Capital Expenditures	$26.7	$50.8
Ground Game Acquisition Capital Expenditures	$8.8	$37.9
Other	$(0.9)	$2.9
Non-Budgeted Acquisitions	$146.8	$402.8

Net Wells Added to Production	12.1	35.8

Net Producing Wells (Period-End)		680.8

Net Wells in Process (Period-End)		42.5
Change in Wells in Process over Prior Period	(0.6)	14.5

Weighted Average AFE for Wells Elected to	$7.1	$6.9

Capitalized costs are a function of the number of net well additions during the period, and changes in wells in process from the prior year-end. Capital expenditures attributable to the increase of 14.5 in net wells in process during the year ended December 31, 2021 are reflected in the annual amounts incurred for drilling and development capital expenditures.

ACREAGE

As of December 31, 2021, NOG controlled leasehold of approximately 245,431 net acres in the Williston, Permian and Appalachian Basins in the United States, and approximately 88% of this total acreage position was developed, held by production, or held by operations.

FOURTH QUARTER 2021 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, February 25, 2022 at 8:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via the company’s website, www.northernoil.com, or by phone as follows:

Website: https://themediaframe.com/mediaframe/webcast.html?webcastid=EctAX0qH
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13726752 - Fourth Quarter 2021 Earnings Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13726752 - Replay will be available through March 4, 2022

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s financial position, operating and financial performance, business strategy, dividend plans and practices, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,”

“believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices; the pace of drilling and completions activity on NOG’s properties and properties pending acquisition; NOG’s ability to acquire additional development opportunities; potential or pending acquisition transactions; NOG’s ability to consummate pending acquisitions, and the anticipated timing of such consummation; the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruptions to NOG’s business due to acquisitions and other significant transactions; infrastructure constraints and related factors affecting NOG’s properties; cost inflation or supply chain disruption; ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; the COVID-19 pandemic and its related economic repercussions and effect on the oil and natural gas industry; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; NOG’s ability to raise or access capital; cyber-related risks; changes in accounting principles, policies or guidelines; and financial or political instability, health-related epidemics, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of NOG’s more recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause NOG’s actual results to differ from those set forth in the forward looking statements.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Mike Kelly, CFA
Chief Strategy Officer
952-476-9800
ir@northernoil.com

NORTHERN OIL AND GAS, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenues
Oil and Natural Gas Sales	$332,372	$99,511	$975,089	$324,052
Gain (Loss) on Derivative Instruments, Net	(13,183)	(49,441)	(478,193)	228,141
Other Revenue	1	4	3	17
Total Revenues	319,190	50,074	496,899	552,210

Operating Expenses
Production Expenses	50,571	28,204	170,817	116,336
Production Taxes	25,056	9,034	76,954	29,783
General and Administrative Expenses	10,463	4,361	30,341	18,546
Depletion, Depreciation, Amortization and Accretion	42,814	32,769	140,828	162,120
Impairment Expense	—	104,463	—	1,066,668
Total Operating Expenses	128,904	121,539	418,940	1,393,453

Income (Loss) From Operations	190,286	(62,527)	77,959	(841,243)

Other Income (Expense)
Interest Expense, Net of Capitalization	(15,899)	(13,358)	(59,020)	(58,503)
Write-off of Debt Issuance Costs	—	—	—	(1,543)
Gain (Loss) on Unsettled Interest Rate Derivatives	589	186	1,043	(1,019)
Loss on the Extinguishment of Debt	—	—	(13,087)	(3,718)
Contingent Consideration Loss	—	(169)	(292)	(169)
Other Income (Expense)	(16)	(25)	(9)	(12)
Total Other Income (Expense)	(15,326)	(13,366)	(71,365)	(64,964)

Income (Loss) Before Income Taxes	174,960	(107,939)	6,594	(906,207)

Income Tax Expense (Benefit)	233	—	233	(166)

Net Income (Loss)	174,727	(107,939)	6,361	$(906,041)

Cumulative Preferred Stock Dividend	(3,605)	(1,029)	(14,761)	(15,266)

Net Income (Loss) Attributable to Common Shareholders	$171,122	$(143,152)	$(8,400)	$(921,307)

Net Income (Loss) Per Common Share – Basic	$2.42	$(3.14)	$(0.13)	$(21.55)
Net Income (Loss) Per Common Share – Diluted	$2.13	$(3.14)	$(0.13)	$(21.55)
Weighted Average Shares Outstanding – Basic	70,660,131	45,520,634	62,989,543	42,744,639
Weighted Average Shares Outstanding – Diluted	81,849,627	45,520,634	62,989,543	42,744,639
_________
The accompanying notes are an integral part of these financial statements.

NORTHERN OIL AND GAS, INC.
BALANCE SHEETS

(In thousands, except par value and share data)	December 31, 2021	December 31, 2020
Assets
Current Assets:
Cash and Cash Equivalents	$9,519	$1,428
Accounts Receivable, Net	193,554	71,015
Advances to Operators	6,319	476
Prepaid Expenses and Other	3,417	1,420
Derivative Instruments	2,519	51,290
Total Current Assets	215,328	125,629

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	5,034,769	4,393,533
Unproved	24,998	10,031
Other Property and Equipment	2,616	2,451
Total Property and Equipment	5,062,383	4,406,015
Less – Accumulated Depreciation, Depletion and Impairment	(3,809,041)	(3,670,811)
Total Property and Equipment, Net	1,253,342	735,204

Derivative Instruments	1,863	111
Acquisition Deposit	40,650	—
Other Noncurrent Assets, Net	11,683	11,145

Total Assets	$1,522,866	$872,089

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable	$65,464	$35,803
Accrued Liabilities	105,590	68,673
Accrued Interest	20,498	8,341
Derivative Instruments	134,283	3,078
Contingent Consideration	—	493
Other Current Liabilities	1,722	1,087
Current Portion of Long-term Debt	—	65,000
Total Current Liabilities	327,557	182,475

Long-term Debt, Net	803,437	879,843
Derivative Instruments	147,762	14,659
Asset Retirement Obligations	25,865	18,366
Other Noncurrent Liabilities	3,110	50

Total Liabilities	$1,307,731	$1,095,393

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred Stock, Par Value $0.001 ; 5,000,000 Authorized 2,218,732 Shares Outstanding at 12/31/2021 2,218,732 Shares Outstanding at 12/31/2020	2	2
Common Stock, Par Value $0.001; 135,000,000 Authorized; 77,341,921 Shares Outstanding at 12/31/2021 45,908,779 Shares Outstanding at 12/31/2020	479	448
Additional Paid-In Capital	1,988,649	1,556,602
Retained Deficit	(1,773,996)	(1,780,356)
Total Stockholders’ Equity (Deficit)	215,135	(223,304)
Total Liabilities and Stockholders' Equity (Deficit)	$1,522,866	$872,089
___________
The accompanying notes are an integral part of these financial statements.

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Net income (loss) is the most directly comparable GAAP measure for both Adjusted Net Income and Adjusted EBITDA. Cash flows from operations is the most directly comparable GAAP measure for Free Cash Flow. NOG defines Adjusted Net Income (Loss) as net income (loss) excluding (i) unrealized (gain) loss on unsettled commodity derivatives, net of tax, (ii) financing expense, net of tax, (iii) impairment of other current assets, net of tax, (iv) write-off of debt issuance costs, net of tax, (v) loss on the extinguishment of debt, net of tax, (vi) debt exchange derivative (gain) loss, net of tax, (vii) contingent consideration loss, net of tax, (viii) acquisition transaction costs, net of tax, (ix) impairment expense, net of tax, and (x) gain (loss) on unsettled interest rate derivatives, net of tax.  NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) (gain) loss on unsettled commodity derivatives, (v) non-cash stock based compensation expense, (vi) write-off of debt issuance costs, (vii) loss on the extinguishment of debt, (viii) impairment of other current assets, (ix) debt exchange derivative (gain) loss, (x) contingent consideration loss, (xi) financing expense, (xii) impairment expense, (xiii) (gain) loss on unsettled interest rate derivatives, and (xiv) cash severance expense. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and (ii) preferred stock dividends. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

A reconciliation of each of these measures to the most directly comparable GAAP measure is included below. Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Specifically, management believes the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain items that management believes are not indicative of NOG’s core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

Pre-tax PV10%, or PV-10, may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP measure for proved reserves calculated using SEC pricing.  PV-10 is a computation of the Standardized Measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the Standardized Measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent.  Management believes that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to NOG’s estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of NOG’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of NOG’s reserves to other companies. Management uses this measure when assessing the potential return on investment related to NOG’s oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure of discounted future net cash flows.  A reconciliation of PV-10 to the Standardized Measure is included below.

Reconciliation of Adjusted Net Income

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except share and per share data)	2021	2020	2021	2020
Income (Loss) Before Taxes	$174,727	$(142,123)	$6,361	$(906,041)
Add:
Impact of Selected Items:
(Gain) Loss on Unsettled Commodity Derivatives	(61,170)	84,923	312,370	(39,878)
Impairment Expense	—	104,463	—	1,066,668
Write-off of Debt Issuance Costs	—	—	—	1,543
Loss on the Extinguishment of Debt	—	—	13,087	3,718
(Gain) Loss on Unsettled Interest Rate Derivatives	(589)	(186)	(1,043)	1,019
Contingent Consideration Loss	—	169	292	169
Acquisition Transaction Costs	1,986	—	8,190	—
Adjusted Income Before Adjusted Income Tax Expense	115,188	47,246	339,491	127,032

Adjusted Income Tax Expense	(28,221)	(11,575)	(83,175)	(31,123)

Adjusted Net Income (non-GAAP)	$86,967	$35,670	$256,316	$95,910

Weighted Average Shares Outstanding – Basic	70,660,131	45,520,634	62,989,543	42,744,639
Weighted Average Shares Outstanding – Diluted	81,849,627	55,381,388	73,366,750	52,659,217

Income (Loss) Before Taxes Per Common Share – Basic	$2.48	$(3.12)	$0.10	$(21.20)
Add:
Impact of Selected Items	(0.85)	4.16	5.28	24.17
Impact of Income Tax	(0.40)	(0.26)	(1.31)	(0.73)
Adjusted Net Income Per Common Share – Basic	$1.23	$0.78	$4.07	$2.24

Income (Loss) Before Taxes Per Common Share – Diluted	$2.14	$(2.57)	$0.09	$(17.21)
Add:
Impact of Selected Items	(0.73)	3.42	4.54	19.62
Impact of Income Tax	(0.35)	(0.21)	(1.14)	(0.59)
Adjusted Net Income Per Common Share – Diluted	$1.06	$0.64	$3.49	$1.82
_______________
(1)For the 2021 columns, this represents a tax impact using an estimated tax rate of 24.5% for the three and twelve months ended December 31, 2021. For the 2020 columns, this represents a tax impact using an estimated tax rate of 24.5% for the three and twelve months ended December 31, 2020.

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2021	2020	2021	2020
Net Income (Loss)	$174,727	$(142,123)	$6,361	$(906,041)
Add:
Interest Expense	15,899	13,358	59,020	58,503
Income Tax Provision (Benefit)	233	—	233	(166)
Depreciation, Depletion, Amortization and Accretion	42,814	32,769	140,828	162,120
Non-Cash Stock-Based Compensation	1,374	936	3,621	4,119
Write-off of Debt Issuance Costs	—	—	—	1,543
Loss on the Extinguishment of Debt	—	—	13,087	3,718
Contingent Consideration Loss	—	169	292	169
Acquisition Transaction Costs	1,986	—	8,190	—
(Gain) Loss on Unsettled Interest Rate Derivatives	(589)	(186)	1,019	1,019
(Gain) Loss on Unsettled Commodity Derivatives	(61,170)	84,923	(39,878)	(39,878)
Impairment Expense	—	104,463	—	1,066,668
Adjusted EBITDA	$175,275	$94,309	$542,959	$351,774

Reconciliation of Free Cash Flow

Three Months Ended December 31,
(In thousands)	2021
Net Cash Provided by Operating Activities	$133,102
Exclude: Changes in Working Capital and Other Items	24,907
Less: Capital Expenditures (1)	(83,671)
Less: Series A Preferred Dividends	(3,605)
Free Cash Flow	$70,732
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended December 31,
(In thousands)	2021
Cash Paid for Capital Expenditures	$228,751
Less: Non-Budgeted Acquisitions	(146,753)
Plus: Change in Accrued Capital Expenditures and Other	1,673
Capital Expenditures	$83,671

Reconciliation of PV-10

The following table reconciles the pre-tax PV10% value of our SEC Pricing Proved Reserves as of December 31, 2021 to the Standardized Measure of discounted future net cash flows.

SEC Pricing Proved Reserves (In thousands)
Standardized Measure Reconciliation
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV10%)	$3,341,089
Future Income Taxes, Discounted at 10%(1)	(450,980)
Standardized Measure of Discounted Future Net Cash Flows	$2,890,109

(1)The expected tax benefits to be realized from utilization of the net operating loss and tax credit carryforwards are used in the computation of future income tax cash flows. As a result of available net operating loss carryforwards and the remaining tax basis of our assets at December 31, 2021, our future income taxes were significantly reduced.